EXHIBIT 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) made as of September 9, 2016 by and among Ira D. Frericks (“Employee”), an individual; Meta Financial Group, Inc., a Delaware corporation; and MetaBank, a federally chartered savings bank (Meta Financial Group, Inc. and MetaBank are each referred to herein as the “Company”).

WHEREAS, Company and Employee have mutually determined to terminate Employee’s employment with Company effective on September 9, 2016; and

WHEREAS, the purpose of this Agreement is to provide certain benefits to Employee following separation of employment in exchange for a covenant not to sue and general release of all claims against Company; and

WHEREAS, by executing this Agreement, Company does not admit that Employee possesses a legally valid claim or potential claim. Without admitting wrongdoing or liability, Company desires to enter into this Agreement to put to rest all potential controversies between the parties and to avoid the costs and expenses associated with defending any such claims or controversies.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Employee and Company agree as follows:

1.           SEPARATION. Employee’s separation from employment is effective on September 9, 2016 (the “Separation Date”). MetaBank shall pay Employee the Employee’s base salary through the Separation Date. Employee acknowledges that he has no authority to bind Company either as an officer, employee or agent following the Separation Date.

2.           SEPARATION PAY. In consideration of a fully enforceable Separation and General Release Agreement and other promises made by Employee as set forth herein, MetaBank, on behalf of both MetaBank and Meta Financial Group, will pay Employee three hundred seventy-one thousand four hundred twelve dollars and thirty-two cents ($371,412.32) (the “Separation Pay”) in two (2) payments, less standard withholding and deductions elected by Employee or required by applicable law for each payment, whereas the first installment in the amount of two hundred thousand dollars and zero cents ($200,000.00) is payable on the first pay period at least eight (8) days after MetaBank’s receipt of the executed Agreement provided Employee does not revoke Employee’s acceptance of the Agreement as provided in Paragraph 12. The final payment by MetaBank to Employee of one hundred seventy-one thousand four hundred twelve dollars and thirty-two cents ($171,412.32) is payable on January 20, 2017. Employee acknowledges that said Separation Pay amount is over and above any sums payable to Employee as a result of the cessation of the employment relationship with Company.

3.           EMPLOYEE BENEFITS. Company will continue to provide Employee all regular employee benefits up to the Separation Date. Employee may be eligible to continue coverage, at his sole cost, under Company’s group health insurance plan, and any other plans to which rights accrue under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to the extent required under COBRA. COBRA continuation coverage under the applicable plan(s) shall be in accordance with the terms of such plan(s) as such may be amended from time to time. Employee’s notification of rights to COBRA continuation coverage will be delivered under separate cover.

4.           TRANSITION; COOPERATION. The Employee shall use reasonable best efforts to assist Company in the transition of current and pending Company matters involving Employee’s workload. Employee will provide not more than 200 hours of consulting services as an independent contractor, with designated Company employees (Cynthia Smith, or designee) as needed for the transition of work during the 180 day period following execution of this agreement. For such transition and consulting services, Employee will not be treated as an employee and will not be entitled to any payment for such transition and consulting services. In addition to the foregoing, from and after the Separation Date, the Employee will cooperate in good faith with Company, its successors and their affiliates in any manner reasonably requested or directed by Company, successor or such affiliate, including, without limitation, cooperating with Company in any current or future investigation, litigation, proceeding, or other legal matter (including, without limitation, meeting with and fully answering the questions of Company or its attorneys, representatives or agents, and testifying and preparing to testify at any deposition, trial, or other proceeding without subpoena). Company agrees to reimburse the Employee for any reasonable out‑of-pocket expenses incurred in providing such assistance and cooperation, subject to such reasonable substantiation and documentation as may be specified by Company from time to time, but the Employee will not receive any other consideration for such cooperation. All business expenses shall be submitted by Employee for reimbursement not later than thirty (30) days after such expenses are incurred.

5.           CONFIDENTIALITY/NON-DISPARAGEMENT. Employee agrees that the terms and conditions of the Agreement shall remain confidential as and between the parties, and Employee shall not disclose them to any other person, except as may be required to be disclosed pursuant to any applicable securities law. Without limiting the generality of the foregoing, Employee will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way relating to the execution of this Agreement or the events including any negotiations which led to its execution. Without limiting the generality of the foregoing, Employee specifically agrees that Employee shall not disclose information regarding this Agreement to any current or former employee of Company. Without limiting the foregoing, Employee may disclose the monetary aspects of this Agreement to Employee’s spouse, attorneys or financial advisors provided Employee informs them of this confidentiality provision. Employee hereby agrees that disclosure of any terms or the conditions of the Agreement in violation of the foregoing shall constitute and be treated as a material breach of this Agreement.

Employee further agrees that Employee will not make disparaging, uncomplimentary or negative remarks about Company, its products, business affairs or employees. Except as permitted per the below and in addition to any damages or relief available under applicable law (including monetary damages and/or injunctive or other equitable relief), as damages from a violation of this Section will be difficult to measure, the parties agree that liquidated damages of $50,000 are reasonable, and Employee shall pay Company this amount for any breach of this Section.

6.           NON-SOLICITATION. Employee agrees that for a period of 12 months following the Separation Date, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or recruiting any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company. Employee acknowledges that (a) this Section 6 is essential to Company; (b) that Company would not enter into this Agreement if it did not include this Section 6; and (c) that damages sustained by Company as a result of a breach of this Section 6 cannot be adequately remedied by monetary damages. Furthermore, Employee agrees that Company, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement, or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 6. Employee further acknowledges and agrees that the restrictions contained herein are reasonable and do not hinder Employee’s ability to earn a living in the future.

7.           DENIAL OF ANY VIOLATION – AGREEMENT NOT EVIDENCED. Company expressly denies any violation of its policies, procedures, contractual obligations, or state or federal laws or regulations. Accordingly, while this Agreement resolves all issues between Company and Employee relating to any alleged violation of Company policies or procedures or any state or federal law or regulation, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as an admission by Company of any violation of its policies, state or federal laws, or regulations. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceedings as evidence of or an admission by Company of any violation of its policies, procedures, state or federal laws. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

8.           GENERAL RELEASE AND DISCHARGE. Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, Employee on behalf of Employee and Employee’s decedents, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Company and its parent, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and successors, past and present and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, promises, sums of money, entitlements, compensation, benefits, employment and severance agreements, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities, of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee now owns or holds or has at any time heretofore owned or held as against said Releasees, arising out of or any way connected with Employee’s employment relationship with Company or the separation of Employee’s employment or any other transactions, occurrence, actions, omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission, by or on the part of said releases, or any of them, committed or omitted prior to the date of this Agreement.

Employee specifically understands and agrees that this waiver, release and discharge includes:

(a)	All claims arising under federal, state or local laws prohibiting employment discrimination such as, without limitation,

i.	The Age Discrimination in Employment Act (ADEA);
ii.	The Older Workers Benefit Protection Act (OWBPA);
iii.	Title VII of the Civil Rights Act of 1964;
iv.	The Civil Rights Act of 1991;
v.	The Americans With Disabilities Act, as amended (ADA);
vi.	The Equal Pay Act;
vii.	The Family and Medical Leave Act;
viii.	The Worker’s Adjustment and Retraining Notification Act (WARN);
ix.	The Occupational Safety and Health Act;
x.	The South Dakota Human Relations Act and the fair employment practices laws of the state or states in which Employee has been employed by Company or any of its subsidiaries or other affiliates;

(b)	Claims for breach of contract, either express or implied;

(c)	Claims for personal injury, harm or damages, whether intentional or unintentional;

(d)	Claims growing out of any legal restrictions on the right to terminate Employee, including any claim for wrongful discharge;

(e)	Claims for benefits including, without limitation, those arising under Employees’ Retirement Income Security Act of 1974;

(f)	For any other work related claim that may arise from or may be related to her employment, up to and through the date of this Agreement; and

Employee agrees not to litigate any such claims except for breach or validity of this Agreement. Company and Employee agree that by entering into this Agreement, Employee does not waive claims that may arise after the date the Agreement is executed or any claim for COBRA continuation coverage rights or any vested rights under any applicable pension plan.

Other than accrued but unpaid base salary through the Separation Date, Employee represents and warrants that Employee has been paid all wages due and owing from Company, including but not limited to overtime, in accordance with the Fair Labor Standards Act, and has received any and all benefits for which Employee would be eligible under the Family and Medical Leave Act.

9.           BUSINESS INFORMATION – CONFIDENTIALITY. Employee acknowledges that by reason of Employee’s position with Company, Employee had access to trade secrets and other non-public information relating to Company or its affiliates, including without limitation: any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of Company), prices and costs, markets, software, developments, inventions, protocols, interfaces, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering materials, hardware configuration information, marketing data, licenses, finances, budgets or other business information disclosed by Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment (the “Confidential Information”); provided, however, that Confidential Information does not include information that is publicly available or generally known in the industry through no fault or misconduct of Employee.

Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to Company and/or its affiliates and Company derives economic benefits from maintaining such information confidential. Employee shall (i) hold the Confidential Information in the strictest confidence and take all reasonable precautions to prevent the inadvertent disclosure of Confidential Information to any unauthorized individual or entity; and (ii) not disclose or use the Confidential Information. This restriction shall remain in effect for so long as the information at issue falls within the definition of Confidential Information.

Nothing in this Agreement (including, without limitation, Sections 5 and 9 hereof) prohibits the Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, that are protected under the whistleblower or similar protective provisions of federal law or regulation (or similar state laws). The Employee will not need the prior authorization of Company to make any such reports or disclosures and the Employee will not be required to notify Company that the Employee has made such reports or disclosures, provided, that nothing shall waive any attorney client or similar privilege of Company or any of its affiliates. Nothing in this Agreement in any way prohibits or is intended to restrict or impede the Employee exercising protected rights to the extent that such rights cannot be waived by agreement. Nothing herein will prevent receipt by Employee of any rewards (or similar awards or entitlements) in respect of the provision of information under any such whistleblower or similar protective provision of federal law or regulation (or similar state laws). The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Employee files a lawsuit for retaliation by Company for reporting a suspected violation of law, the Employee may disclose trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

10.         RETURN OF CONFIDENTIAL MATERIALS. Employee shall return to Company and shall not take or copy in any form or manner any Confidential Materials and information, including all originals and copies, whether in paper or computer stored form. Employee covenants and agrees that on or before the Separation Date Employee will return all Company or affiliate property in Employee’s possession or control, including, without limitation, all keys, computer hardware and software, smartphones, tablets, fobs, credit cards, materials, papers, books, paper and electronic files and documents, records, policies, database information and lists, mailing lists, notes, computer software and programs, data, confidential information, work product, and any other property or information that Employee may have relating to Company or its affiliates or its or their confidential and/or nonpublic information.

11.         PAYMENT OF TAXES. Employee agrees that Employee shall be exclusively liable for the payment of all federal and state taxes which may result from the payments contemplated by this Agreement, and that any payments payable hereunder are subject to withholding as required by applicable law. Employee acknowledges that Company and/or its attorneys do not make and have not made any representations regarding the taxability of the payments.

12.         RIGHT TO CONSULT WITH ATTORNEY. Employee acknowledges that Employee has a right to consult with an attorney or any other advisor, counselor or consultant of Employee’s choosing prior to signing this Agreement and that Employee is hereby advised in writing to consult with an attorney prior to executing this Agreement.

13. WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990. Notwithstanding anything in this Agreement to the contrary, Employee understands this voluntary waiver releases Company of any and all claims under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act of 1990 (OWBPA) and that Employee has been given twenty-one (21) days to sign this Agreement after it has been received in order to consider all its terms fully. Employee may revoke Employee’s acceptance of this Agreement at any time within seven (7) days following execution of this Agreement and the Agreement shall not become effective or enforceable until expiration of this seven (7) day period (the “Revocation Period”). Should Employee revoke this Agreement during the Revocation Period, this entire Agreement shall be deemed null and void. This waiver does not apply to rights or claims under the ADEA and OWBPA that may arise after the date the waiver is executed. If Employee desires to revoke this Agreement, revocation may be made by a written revocation delivered to Brenda Van Holland, Vice President-Human Resources, MetaBank, 5501 South Broadband Lane, Sioux Falls, SD 57108.

14.         DEADLINE TO EXECUTE AND DELIVER AGREEMENT. This Agreement shall be null and void and have no force and effect if not executed and delivered by Employee to Brenda Van Holland, Vice President-Human Resources, MetaBank, 5501 South Broadband Lane, Sioux Falls, SD 57108 on or before September 26, 2016.

15.         EMPLOYEE ACKNOWLEDGMENTS. Prior to signing this Agreement, Employee acknowledges that Employee read and carefully considered this Agreement, and had an opportunity to ask questions about it, to discuss this Agreement with Employee’s attorney, advisor, counselor, consultant or other person of Employee’s choosing. Employee acknowledges that Employee is signing this Agreement freely and voluntarily. Employee acknowledges receiving a copy of this Agreement on September 2, 2016.

16.         COMPLETE AGREEMENT. This Agreement constitutes and contains the entire agreement and final understanding concerning Employee’s employment, separation from the same, and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of the Agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

17.         SEVERABILITY AND INVALID PROVISIONS. If any provision of this Agreement or the application hereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end, the provisions of this Agreement are declared to be severable.

18.         CHOICE OF LAW / CONSENT TO JURISDICTION. This Agreement shall be deemed to have been executed and delivered from the State of South Dakota, and the rights of obligations of the parties hereunder shall be construed and enforced in accordance with and governed by the laws of the State of South Dakota without regard to the principles of conflicts of law. EMPLOYEE AND COMPANY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIMS AND CAUSES OF ACTION ARISING UNDER THIS AGREEMENT, AND AGREE TO HAVE ANY MATTER HEARD AND DECIDED SOLELY BY A COURT OF COMPETENT JURISDICTION. Except for suits seeking injunctive relief or specific performance, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Sioux Falls, South Dakota in accordance with the Employment Arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each Party shall bear its own expenses in any arbitration convened pursuant to this Section 18 and shall split evenly the costs of the arbitration; provided, however, that the Company will pay the costs of such arbitration to the extent necessary as a condition precedent to enforce this arbitration obligation.

19.         JOINT PREPARATION OF AGREEMENT. Each party has cooperated in drafting the preparation of this Agreement. Hence, any construction to be made of this Agreement shall not be construed against any party on the basis that the party was the drafter.

20.         WAIVER OF BREACH – EFFECT. No waiver of any breach of any term or provision of this Agreement shall be construed to be nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

21.         FURTHER EXECUTIONS. All parties agree to cooperate fully and to execute any and all supplementary documents to make all additional actions that may be necessary or appropriate to give full force to the basic terms intended of this Agreement which are not inconsistent with its terms.

22.         HEADINGS NOT BINDING. The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered part or a term of this Agreement.

23.         AT WILL EMPLOYMENT. By signing below, Company and Employee agree that Employee was free to terminate employment with Company at will, without cause, and Company was free to terminate the employment of Employee, at will, without cause.

24.         STATUS DURING SEPARATION PAY PERIOD. Commencing with the Separation Date, Employee shall cease to be an employee of Company for any purpose. The payment of Separation Pay under this Agreement shall be payments to a former employee and shall be conditioned on Employee’s full compliance with the terms of this Agreement. In the event that Employee fails to comply with the terms of this Agreement no further amounts of Separation Pay will be due, Company will be entitled to recoup the gross amount of any amounts paid to the Employee, and shall have the full benefit of any and all remedies available to it under applicable law and this Agreement (including, without limitation, as applicable, the liquidated damages provisions of this Agreement and injunctive relief to which Company will be entitled).

25.         MISCELLANEOUS. The Agreement may be executed in identical counterparts, which together shall constitute a single agreement. Facsimile, pdf, and other true and correct photostatic copies of the Agreement shall have the same force and effect as originals hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. References to “including” shall mean “including, without limitation.” The Agreement shall be binding on and inure to the benefit of the executors, heirs, administrators, successors and assigns of Employee and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of Company. Each of the parties released hereunder are intended third party beneficiaries and shall have full rights to enforce this Agreement against Employee.

26.         409A. It is the intent of the parties that no payments be subject to the additional tax on deferred compensation imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, Company does not guarantee, and none of Company or any person or entity released hereunder guarantee, that any payment hereunder complies with or is exempt from Section 409A of the Code and no such person or entity, nor their executives, directors, officers, employees, members or affiliates shall have any liability with respect to any failure of any payments or benefits herein to comply with or be exempt from Section 409A of the Code. Each payment or benefit hereunder will be a separate and distinct payment in a series of separate payments for purposes of Code Section 409A.

I have read the Agreement, I accept and agree to the provisions it contains, and hereby execute it voluntarily with full understanding of its consequences. For the purpose of implementing a full, knowing and complete release and discharge of the parties, persons and entities released hereunder, Employee expressly acknowledges that the Agreement is intended to include in its effect, without limitation, all claims which Employee does not know or suspects to exist in Employee’s favor at the time of execution hereof, and that the Agreement contemplates the extinguishment of any such claim.

Executed this 9th day of September, 2016.

META FINANCIAL GROUP, INC.

/s/ Ira D Frericks	/s/ J. Tyler Haahr
Employee	J. Tyler Haahr, Chairman of the Board & Chief Executive Officer

METABANK

/s/ J. Tyler Haahr
J. Tyler Haahr, Chief Executive Officer